Exhibit T3A.29.1
The Commonwealth of Massachusetts
JOHN F. X. DAVOREN
Secretary of the Commonwealth
STATE HOUSE, BOSTON, MASS.
02133
ARTICLES OF AMENDMENT
General Laws, Chapter 156B, Section 72
     This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the amendment. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

We,	PAUL S. GASS	, President and
	CYRIL HOCHBERG	, Clerk/of
213 EATON FINANCIAL CORP,

(Name of Corporation)
located at 213 Eaton Road, Framingham, Massachusetts
do hereby certify that the following amendment to the articles of organization of the corporation was duly adopted at a meeting held on August 8, 1974, by vote of

all	shares of	common stock

(Class of Stock)

Class of Stock)

(Class of Stock)
CROSS OUT
INAPPLICABLE
CLAUSE

[1]	For amendments adopted pursuant to Chapter 156B, Section 70.

[2]	For amendments adopted pursuant to Chapter 156B, Section 71.

NOTE:	Amendments for which the space provided above is not sufficient should be set out continuation sheets to be numbered 2A, 2B, etc. Continuation sheets shall be on 81/2" wide x 11" high paper and must have a left-hand margin 1 inch wide for binding. Only one side should be used.

VOTED:	That the name of the corporation be changed to 213 Eaton Financial Corporation.
     The foregoing amendment will become effective when these articles of amendment are filed in accordance with Chapter 156B, Section 6 of the General Laws unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later date.
IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this   27th day of   August  , in the year 1974.

[ILLEGIBLE]	President/~~Vice President~~

[ILLEGIBLE]	Clerk/~~Assistant Clerk~~